Exhibit 99.1

INmune Bio, Inc. Presents Preliminary Phase I Data at 21st International Conference on Alzheimer’s Drug Discovery

LA JOLLA, Calif., Oct. 05, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced  that CJ Barnum PhD, Head of Neurosciences will present data from the ongoing biomarker directed Phase Ib study of neuroinflammation in patients with Alzheimer’s disease.  The talk entitled, Phase 1b Study in AD Patients with Neuroinflammation?, will be given today at 11:20AM ET as part of this year’s virtual 21st International Conference on Alzheimer’s Drug Discovery meeting.  The trial continues to enroll patients and additional data on the Phase Ib study will be presented in the near future.

“Neuroinflammation plays an important role in the pathophysiology of Alzheimer’s disease,” said CJ Barnum PhD, Head of Neurosciences at INmune Bio.  “The preliminary data, albeit in a small number of patients, demonstrate that XPro1595, when given via subcutaneous injection, decreases neuroinflammation in the arcuate fasciculus, a white matter tract critical for the proper use of language.”  White Matter Free Water (WMFW) is a novel biomarker of inflammation measured using non-invasive neuroimaging by functional MRI.  Increases in WMFW biomarkers occur in Alzheimer’s patients as the disease progresses.  Preliminary data in the first 6 patients showed that treatment with XPro1595 decreased WMFW on average by 40% in the arcuate fasciculus (range 20-50%).

XPro1595 is a selective inhibitor of soluble Tumor Necrosis Factor (sTNF), a key inflammatory cytokine implicated in causing neuroinflammation in patients with neurologic disease including treatment resistant depression, Alzheimer’s disease and potentially other neurodegenerative diseases.  This Phase Ib multi-center, open label study will enroll patients with biomarkers of inflammation that have Alzheimer’s disease.  Patients are treated for 12 weeks.  Multiple measures of neuroinflammation are studied including biomarkers of inflammation in blood, CSF, and breath as well as neuroimaging biomarkers studied by MRI and behavioral end-points commonly seen in AD patients such as depression, aggression, apathy, anhedonia and sleep disorders. Measures of cognitive decline are measured as part of the trial, but due to the small size, short duration and variable disease status at time of enrollment, changes in cognitive function are not primary endpoints.

“The use of novel biomarkers is a hallmark of INmune Bio’s clinical development programs,” said RJ Tesi MD, CEO of INmune Bio. “The use of biomarkers may allow smarter, smaller and faster clinical trials in patients with neurodegenerative diseases.”

About XPro1595

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have substantial beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and treatment resistant depression (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

The Company’s clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, Quellor™ and INKmune are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Meredith Sosulski, Ph.D.
LifeSci Communications
(929) 469-3851
msosulski@lifescicomms.com